Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Somanta Pharmaceuticals, Inc. on Amendment No. 6 to Form SB-2 of our report dated June 16, 2006 relating to the consolidated financial statements of Somanta Pharmaceuticals, Inc. (formerly Hibshman Optical Corp.) for the years ended April 30, 2006 and 2005, and for the period from inception of operations (April 19, 2001) to April 30, 2006, which is contained in the Registration Statement and Prospectus.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    STONEFIELD JOSEPHSON, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California

July 31, 2006